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                                                                       EXHIBIT 5

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of March 5, 1998 by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Parent"), DANIEL E. BOBER, a shareholder of Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company ("BAC") and Bloomfield Servicing Company, L.L.C., a Michigan limited liability company ("BSC"), CREIGHTON J. WEBER, a shareholder of BAC and BSC ("Weber"), JOSEPH DROLSHAGEN, a shareholder of BAC and BSC ("Drolshagen"), JAMES BENNETT, a shareholder of BAC and BSC ("Bennett"), PATRICIA JORGENSEN, a shareholder of BAC and BSC ("Jorgensen"), DEBORAH JENKINS, a shareholder of BAC and BSC, LYNNE BASZCZUK, a shareholder of BAC ("Baszczuk"), JAMES A. SIMPSON, a shareholder of BAC and BSC ("Simpson"), KATHERYNE L. ZELENOCK, a shareholder of BAC and BSC ("Zelenock") and JEFFREY C. URBAN, a shareholder of BAC and BSC ("Urban") (each a "Shareholder" and collectively, the "Shareholders"), and ________________________ as escrow agent ("Escrow Agent"). All capitalized terms used, but not defined, in this Agreement have the same meanings as in the Agreement and Plan of Merger (the "Merger Agreement"), dated
February 17, 1998, of which Parent and the Shareholders are parties to, a copy of which (without Exhibits or Schedules) is attached to this Agreement for reference purposes only.


                                    RECITALS:

         A. Pursuant to the Merger Agreement, BAC Acquiring Sub will merge with and into BAC, with BAC's shareholders receiving common stock of Parent. BSC Acquiring Corp. will merge with and into BSC, with BSC's shareholders receiving common stock of Parent.

         B. The Merger Agreement contemplates that certificates representing shares of Parent common stock are to be held in escrow under this Agreement and to be disbursed pursuant to this Agreement.

         C. At the Closing of the transactions contemplated in the Merger Agreement, 272,727 shares of Parent common stock constituting the Initial Consideration, will be deposited into escrow to be held in trust by the Escrow Agent for a period of two years, to secure the Shareholders' indemnification obligations to Parent under the Merger Agreement.

         D. Parent and the Shareholders have agreed to execute and deliver this Agreement in order to more fully and completely document the understandings generally described in Recitals A through C above.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the undersigned agree as follows:

1. APPOINTMENT OF ESCROW AGENT. Parent and the Shareholders hereby appoint _______________________ as Escrow Agent, to hold the Escrow Shares, as defined, in trust for the benefit of the appropriate party and to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment in accordance with such terms and conditions.

2. DEPOSITS INTO ESCROW. Contemporaneously with the execution and delivery of this Agreement, the Shareholders have deposited certificates representing 272,727 shares of



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         Parent common stock (the "Escrow Shares") with Escrow Agent (the
         "Indemnity Amount"). Escrow Agent hereby acknowledges receipt of the Escrow Shares, and Escrow Agent further agrees to hold and disburse the Escrow Shares in accordance with the terms of this Agreement.

3. ADDITIONAL DEPOSITS INTO ESCROW. In the event that Parent issues the Shareholders shares of Parent common stock in respect of the Additional Consideration (the "Additional Shares"), at a time when the Escrow Shares are still subject to this Agreement, such Additional Shares will be deposited into escrow with the Escrow Agent and will be part of the Escrow Shares, subject to the terms and provisions of this Agreement, as if the Additional Shares had been deposited on the date of this Agreement. The Escrow Agent agrees to hold and disburse the Additional Shares as Escrow Shares in accordance with the terms of this Agreement.

4.       DISBURSEMENTS FROM ESCROW.

4.1      Indemnity Amount.

         4.11 From time-to-time after the date of this Agreement, Parent may send Escrow Agent a notice (each, a "Claim Notice") that it is entitled to indemnification pursuant to the Merger Agreement. Each Claim Notice shall set forth the amount which Parent contends it is owed (or, if such amount cannot be determined presently, the reasonably estimated amount which Parent could be owed) and, in reasonable specificity, the basis for such contention.

         4.12 The Shareholders shall be entitled to provide Escrow Agent with a written objection (each, a "Claim Notice Objection") in respect of each Claim Notice. Each Claim Notice Objection shall state that the Shareholders dispute the facts set forth in the Claim Notice in question in good faith and also shall state the basis for such disputes.

         4.13 If Escrow Agent does not receive a Claim Notice Objection from the Shareholders in respect of a particular Claim Notice on or before the thirtieth
                           (30th) calendar day after the date on which such Claim Notice was given, Escrow Agent shall promptly pay the amount specified in such Claim Notice to Purchaser out of the Indemnity Amount by delivering to Parent that portion of the Escrow Shares that is equal in value to the amount specified in the claim notice, determined in accordance with Section 4.16. If the Claim Notice in question states that the amount owed cannot then be determined, Escrow Agent shall not make any payment until Parent issues a follow-up Claim Notice to Escrow Agent in respect of such claim setting forth the actual amount due, and if Escrow Agent does not receive a Claim Notice Objection from the Shareholders on or before the fifteenth (15th) day after the date on which such follow-up Claim Notice was given, Escrow Agent shall then pay Parent the actual amount due.

         4.14 If Escrow Agent receives a Claim Notice Objection from the Shareholders in respect of a particular Claim Notice on or before the thirtieth (30th) day (the fifteenth (15th) day, in the case of a follow-up Claim Notice, as provided in Section 4.13 above) after the date on which such Claim Notice was given, Escrow Agent shall have no obligation to disburse the amount specified in such Claim Notice except on receipt of a joint written direction signed by



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                           both Parent and the Shareholders or in accordance
                           with an order, judgment or award of a panel of arbitrators or a court of competent jurisdiction.

         4.15              Parent may not submit a Claim Notice after the second
                           (2nd) anniversary of the date of this Agreement (the "Escrow Termination Date"). Promptly after the Escrow Termination Date, if no unresolved claims filed by Parent remain outstanding, the Escrow Agent shall release the remaining Escrow Shares to the Shareholders. If at the Escrow Termination Date, indemnification claims are outstanding which equal or exceed the fair market value of the Escrow Shares, the Escrow Shares shall remain in escrow until the final resolution of the claim or claims. If at the Escrow Termination Date, indemnifiation claims are outstanding and the value of the Escrow Shares exceeds such indemnification claims, the Shareholders have the option to request a release of a portion of the Escrow Shares (the "Option"). In order to exercise the Option, D.B. and C.W., as representatives of the Shareholders, shall deliver a written request to Escrow Agent in the form attached hereto as Exhibit 4.15 (the "Request"). Upon receipt of the Request, the Escrow Agent may release an amount of Escrow Shares to the Shareholders on a pro rata basis (the "Release Shares"), provided however, that the Escrow Agent must retain in escrow sufficient shares of Parent common stock the fair market value of which is at least three (3) times the amount of the indemnification claim or claims outstanding (the "Reserve Shares"). Notwithstanding
                           Section 8.6(b) of the Merger Agreement, if the Shareholders exercise the Option and receive the Release Shares, and subsequently the Reserve Shares are insufficient to cover the indemnification claims as finally determined, the Shareholders will be jointly and severally liable to Parent for an amount equal to what the fair market value of the Release Shares was on the Escrow Termination Date. Parent may enforce this liability or obligation by any action or proceeding seeking a money judgment against any one or more of the Shareholders.

         4.16 The Escrow Shares will be valued by taking the average of the mean between the bid and ask closing quotations (or, if available, the closing prices) of such shares on the NASD Over the Counter Bulletin Board (or equivalent trading market on which the shares are then traded) for the last ten (10) trading days prior to the date on which the Escrow Agent is authorized to release the Escrow Shares or the Escrow Termination Date in the case of the Release Shares.

5. FUTURE RECEIPTS. If the Shareholders shall receive or become entitled to receive any:

                  (a) stock certificate(s) issued in respect of the Escrow Shares, including, without limitation, any certificate representing a stock dividend or payable in respect of the Escrow Shares or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;

                  (b) option, warrant or right, whether issued as an addition to, in substitution or in exchange for, or on account of, any of the Escrow Shares; or

                  (c) dividends or distributions on the Escrow Shares payable other than in cash, including securities issued by other than Parent;




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The Shareholders shall accept the same and shall deliver the same forthwith to
Escrow Agent, in the exact form received with, as applicable, the Shareholders' endorsement when necessary or appropriate stock powers duly executed in blank. Any property received by Escrow Agent hereunder shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the indemnification obligations.

6. CASH DIVIDENDS AND DISTRIBUTIONS. The Shareholders acknowledge that any cash dividends or distributions on the Escrow Shares will be delivered directly to Escrow Agent and shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the indemnification obligations of the Shareholders.

7. VOTING AND OTHER RIGHTS. So long as no Claim Notice Objection is outstanding, the Shareholders shall be entitled to exercise any and all voting and other consensual rights with respect to the Escrow Shares for any purpose not inconsistent with the terms of this Agreement.

8.       EXCULPATION AND INDEMNIFICATION OF ESCROW AGENT.

         8.1 Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations under any such document. Except to the extent specifically provided for in this Agreement, Escrow Agent is not obligated to render any statements or notices of non-performance hereunder to any party hereto but may, in its discretion, inform any party hereto of any matters pertaining to this Agreement, provided such information is also given to the other parties to this Agreement and their counsel. Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition herein, unless it has actually received written notice thereof. Except for this Agreement and the instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between any or all of the parties hereto, notwithstanding its knowledge thereof.

         8.2 In the event of any disagreement or the presentation of adverse claims or demands in connection with the Escrow Shares, Escrow Agent shall, at its option, be entitled to (i) implead the Escrow Shares in any court having jurisdiction thereof; or (ii) refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby. As a result of such action or inaction, Escrow Agent shall not become liable to Parent or the Shareholders, or to any other person, due to its failure to comply with any such adverse claim or demand. Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

                  8.21 Until all the rights of the adverse claimants have been finally adjudicated by a court or panel of arbitrators having jurisdiction over the parties and the items affected thereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

                  8.22 Until all differences shall have been adjusted by agreement and Escrow Agent shall have been notified thereof and shall have been directed in



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                           writing signed jointly or in counterpart by Parent
                           and the Shareholders and by all persons making adverse claims or demands, at which time Escrow Agent shall be protected in acting in compliance therewith.

         8.3 Escrow Agent may rely upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other instrument or document which Escrow Agent in good faith believes to be genuine and to be what it purports to be. Escrow Agent may rely on D.B.
                  and C.W. to serve as representatives of the Shareholders.

         8.4 The bankruptcy, insolvency or absence of any of the parties to this Agreement shall not affect or prevent performance by the Escrow Agent of its obligations and instructions hereunder.

         8.5 Parent and the Shareholders, jointly and severally, shall indemnify and hold harmless Escrow Agent from and against any fees, costs, expenses (including reasonable counsel fees and disbursements), claims, damages or losses suffered by Escrow Agent in connection with this Agreement, the services of Escrow Agent hereunder, or the filing by Escrow Agent of any action related to this Agreement, other than as a result of Escrow Agent's gross negligence or willful misconduct. As between Parent and the Shareholders, the party, if any, which unreasonably causes the Escrow Agent to incur expenses shall bear those expenses. If neither party is at fault, the costs shall be paid one-half by Parent and one-half by the Shareholders.

9.       REIMBURSEMENT FOR OUT-OF-POCKET EXPENSES OF ESCROW AGENT; FEES.

         9.1 Escrow Agent shall be entitled to reimbursement from Parent and the Shareholders for out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors' and agents' fees and disbursements (except those for which indemnification would not be available under Section 8.5 hereof) and all taxes or other governmental charges. Escrow Agent is hereby granted a lien on, and security interest in, the Escrow shares to secure its rights to payment or reimbursement under this Agreement and may, without notice, set-off against any and all amounts held by it hereunder, and retain for its own account, the full amount of any and all fees, costs, losses, liabilities, damages and expenses. All such expenses shall be paid one-half by Parent and one-half by the Shareholders. Escrow Agent shall provide copies of invoices and the like evidencing such expenses to both Parent and the Shareholders

         9.2 Escrow Agent's fees for serving as Escrow Agent shall be payable one-half by Parent and one-half by the Shareholders.

10. TERMINATION OF AGREEMENT. This Agreement will terminate on the final disposition to Parent or the Shareholders of the Escrow Shares in accordance herewith, except for the respective rights and obligations of Escrow Agent and the other parties hereto under Sections 8, 9 or 12 hereof, which will survive such disposition.

11.      RESIGNATION OF ESCROW AGENT.

         11.1 The Escrow Agent may resign as such following the giving of thirty
         (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to the Escrow Agent


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         by all of the other parties hereto. In either event, the duties of the
         Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then, upon payment of its fees, costs and expenses, deliver the Escrow Shares to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

         11.2 If the other parties hereto are unable to agree upon a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties hereto.

         11.3 Upon payment of the fees, costs and expenses of the Escrow Agent, and acknowledgment by any successor Escrow Agent of the receipt of the Escrow Shares, the then acting Escrow Agent shall be fully released and relieved of all further duties, responsibilities, and obligations under this Agreement.

12. RECORDS. Escrow Agent will maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and promptly after the end of each calendar month prior to such termination, Escrow Agent shall provide Parent and the Shareholders with a complete copy of such records, certified by Escrow Agent to be a monthly statement showing all transactions in the account established by this Agreement. The authorized representatives of Parent and the Shareholders will also have access to such records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.

13. NOTICES. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement (each, a "notice") shall be in writing and shall be deemed given if personally delivered, faxed (to be followed by hard copy delivered in one of the manners contemplated in this Section 13) or mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses or fax numbers set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 13:

         If to Shareholders:                 With a required copy to:

         Daniel E. Bober                     Simpson Zelenock, P.C.
         260 E. Brown Street, Suite 350      260 E. Brown Street, Suite 300
         Birmingham, MI  48009               Birmingham, MI  48009
         Fax:  (248) 644-5760                Fax:  (248) 647-2776
                                             Attention:  James Simpson

         If to Parent:                       With a required copy to:

         31700 Middlebelt Road, Suite 125    Jaffe, Raitt, Heuer & Weiss
         Farmington Hills, MI  48334         One Woodward Avenue, Suite 2400
         Fax:  (248) 932-3072                Detroit, MI 48226
         Attention:  Jeffrey P. Jorissen     Fax:  (313) 961-8358
                                             Attention:  Peter Sugar





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         If to Escrow Agent:
         ______________________________
         ______________________________
         ______________________________
         ______________________________

Parent and the Shareholders each shall provide the other with a copy of any notices given to Escrow Agent.

14. PROHIBITION AGAINST SECURITY INTERESTS. Parent and the Shareholders hereby covenant and warrant that each shall keep its respective interests in this Agreement and all amounts, sums, monies, and deposits to be made pursuant hereto free from all liens, claims, encumbrances and third-party interests of any kind whatsoever without the prior written consent of the other party. In addition, Purchaser and the Shareholders hereby agree that neither party shall allow its respective interests in this Agreement and all amounts, sums, monies and deposits to be made pursuant hereto to be pledged, hypothecated, mortgaged or otherwise used as collateral or security without the prior written consent of the other party. The Shareholders covenant and warrant that while the Escrow Shares are subject to this Agreement, the Shareholders will not sell, convey or otherwise dispose of any of the Escrow Shares or any interest therein, or create, incur, or permit to exist on any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Escrow Shares except for that created hereby. The Shareholders warrant, and will at their own expense defend, Parent's right, title and interest in and to the Escrow Shares against the claims of any person.

15. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in more than one counterpart, all of which shall together constitute a single agreement. The parties may execute more than one copy of this Agreement, in which case each executed copy shall constitute an original. Copies (whether facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

16. ASSIGNMENT AND MODIFICATION. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto having been obtained. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto. In the event that there is a conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

17. GOVERNING LAW. The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated and arbitrated only in courts of the United States located in the Eastern District of Michigan, the Oakland County, Michigan Circuit Court, or the office of the American Arbitration Association located nearest Southfield, Michigan The parties each waive any objection to such venue and any claim that such action has been brought in an inconvenient forum. The provisions of this Section 13 shall survive the termination of this Agreement.




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18.      HEADINGS. Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

19. SHAREHOLDER REPRESENTATIVES. The Shareholders, by execution of this Agreement hereby grant to D.B. and C.W. the authority to act as representatives for and on behalf of all of the Shareholders, including but not limited to those actions to be taken with respect to Section
         4.15. Escrow Agent and Parent are entitled to rely on D.B. and C.W. as the representatives of the Shareholders.

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of March 5, 1998.

                             BINGHAM FINANCIAL SERVICES CORPORATION,
                             a Michigan corporation


                             By:   /s/ Jeffrey P. Jorissen
                                   ------------------------------------
                                   Jeffrey P. Jorissen

                             Its: President, Chief Executive Officer and Chief Financial Officer


/s/ Daniel E. Bober                                  /s/ Patricia Jorgensen
_________________________                            ___________________________
DANIEL E. BOBER                                      PATRICIA JORGENSEN


/s/ Creighton J. Weber                               /s/ Deborah Jenkins
_________________________                            ___________________________
CREIGHTON J. WEBER                                   DEBORAH JENKINS


/s/ Joseph Drolshagen                                /s/ Lynne Baszczuk
_________________________                            ___________________________
JOSEPH DROLSHAGEN                                    LYNNE BASZCZUK


/s/ James Bennett                                    /s/ James A. Simpson
_________________________                            ___________________________
JAMES BENNETT                                        JAMES A. SIMPSON


/s/ Katheryne L. Zelenock                            /s/ Jeffrey C. Urban
_________________________                            ___________________________
KATHERYNE L. ZELENOCK                                JEFFREY C. URBAN



                               ________________________________, AS ESCROW AGENT


                               By:_____________________________

                               Its:____________________________






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